UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 9, 2013 (August 5, 2013)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-169355	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 5, 2013, American Realty Capital – Retail Centers of America, Inc. (the “Company”) paid the required earnest money deposit in connection with the expiration of the due diligence period relating to its potential acquisition of Tiffany Springs MarketCenter, located in Kansas City, Missouri. Such due diligence review and deposit were conditions to the closing of the acquisition, pursuant to the purchase and sale agreement, dated as of June 28, 2013, as amended, which included other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the Sellers (as defined below). The Sellers of the property are Cousins Tiffany Springs Marketcenter LLC and CP – Tiffany Springs Investments LLC (collectively, the “Sellers”). The Sellers do not have a material relationship with the Company and the acquisition will not be an affiliated transaction.  Although the Company believes that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

The Tiffany Springs MarketCenter contains approximately 240,000 rentable square feet and is 88% leased to 29 tenants. Three tenants, Best Buy (NYSE: BBY), The Sports Authority and PetSmart (NASDAQ: PETM), represent 47% of the annualized rental income of the property and are rated by major credit rating agencies.

The lease to Best Buy contains approximately 46,000 square feet. The lease commenced in June 2008, has a 10-year term and expires in January 2019.  The lease contains a rental escalation of 9.4% in 2014. The lease contains two renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized rental income for the initial lease term is approximately $0.7 million.

The lease to The Sports Authority contains approximately 42,000 square feet. The lease commenced in August 2008, has a 10-year term and expires in January 2019.  The lease contains no rental escalations during the original lease term. The lease contains four renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized rental income for the initial lease term is approximately $0.6 million.

The lease to PetSmart contains approximately 25,000 square feet. The lease commenced in June 2008, has a 10-year term and expires in July 2018.  The lease contains a rental escalation of 6.4% in 2013. The lease contains three renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized rental income for the initial lease term is approximately $0.5 million.

The contract purchase price of Tiffany Springs MarketCenter is approximately $53.5 million, exclusive of closing costs. The Company intends to fund approximately 25% of the purchase price with proceeds from the Company’s ongoing initial public offering and the remainder with debt on the property. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: August 9, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors